Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

July 3, 2002

Dear Sir/Madam:

We have read the 1st, 2nd, 3rd and 4th paragraphs of Item 4 included in the Form 8-K dated July 3, 2002 of American HomePatient, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein insofar as they pertain to Arthur Andersen LLP.

Very truly yours,

/s/ Arthur Andersen LLP

cc: Ms. Marilyn A. O’Hara, Chief Financial Officer, American HomePatient, Inc.